UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 0R 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 28, 2006

Commission File Number: 0-28376

Professional Lease Management Income Fund I Liquidating Trust
(Exact name of registrant as specified in its charter)

Delaware	94-3209289
(State or other jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

405 Lexington Avenue, 67th Floor
New York, NY 10174
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 682-3344

Item 8.01 Other Events

On December 28, 2006, Champion Shipping (“Champion”), the charterer of the marine vessel owned by Professional Lease Management Income Fund I Liquidating Trust (the “Liquidating Trust”) notified the Liquidating Trust that it would exercise its option (the “Option”) in the Charter Party Agreement referenced below (the “Charter”) to (i) prepay the remaining balance of charter payments due under the Charter (the “Charter Balance”) and (ii) purchase the marine vessel for the sum of one dollar. The amount due under the Charter Balance will be dependent on the exact date of the exercise of the Option but will be approximately $14.5 million. Champion has indicated to the Liquidating Trust that it intends to exercise the Option in February or March 2007. As the Option exercise is subject to payment of the Charter Balance, there can be no assurance that it will occur in that time frame, or at all. The Charter is on file as Exhibit 10.1 to the Form 10-QSB filed with the Securities and Exchange Commission on August 11, 2006 and is incorporated herein by reference.

Other than in respect of the Charter, there are no material relationships between the Liquidating Trust, Champion or any of their affiliates, or any director or officer of the Trustee of the Liquidating Trust, or any associate of such director or officer, except that an affiliated entity of the Liquidating Trust has entered into a memorandum of agreement to sell another marine vessel to Champion.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Professional Lease Management Income Fund I Liquidating Trust

By: PLM Financial Services, Inc.,
its Trustee

By: s/s Richard K Brock
Richard K Brock
Chief Financial Officer

Date: December 28, 2006